UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT

TO SECTION 13 OR 15(D) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported)      November 25, 2009

UNIFI, INC.
(Exact name of registrant as specified in its charter)
NEW YORK
(State or other jurisdiction of incorporation)
1-10542	11-2165495
(Commission File Number)	(I.R.S. Employer Identification No.)

7201 West Friendly Avenue Greensboro, North Carolina	27410
(Address of principal executive offices)	(Zip Code)

(336) 294-4410
(Registrant’s Telephone Number, Including Area Code)

NOT APPLICABLE
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01.     Other Events.

On November 25, 2009, Unifi, Inc. (the “Company”) entered into a Stock Purchase Agreement with Invemed Catalyst Fund, L.P. (the “Fund”). Pursuant to the Stock Purchase Agreement, the Company agreed to purchase 1,885,000 shares of its common stock from the Fund for an aggregate purchase price of $4,995,250. The Company and the Fund negotiated the per share purchase price of $2.65 per share based on an approximately 10% discount to the closing price of the Company’s common stock on November 24, 2009.

Kenneth G. Langone, a member of the Company’s board of directors, is the principal stockholder and Chief Executive Officer of Invemed Securities, Inc., which is a managing member of Invemed Catalyst GenPar, LLC, the general partner of the Fund. William M. Sams, a member of the Company’s board of directors, is a limited partner of the Fund. Neither Mr. Langone nor Mr. Sams was involved in any decisions by the board of directors of the Company or any committee thereof with respect to the stock purchase transaction set forth herein. Immediately following the purchase, Mr. Langone will continue to beneficially own 1,757,900 shares of the Company’s common stock, or 2.9% of the total outstanding shares, and Mr. Sams will continue to beneficially own 5,420,000 shares of the Company’s common stock, or 9.0% of the total outstanding shares of the Company’s common stock.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report on Form 8-K to be signed on its behalf by the undersigned, thereunto duly authorized.

UNIFI, INC.
By:	/s/ Charles F. McCoy
Name: Charles F. McCoy Title: Vice President, Secretary and General Counsel

Dated: November 25, 2009